EX. 99-2

Book value per share dilution

First Guaranty calculated the book value per share dilution by accounting for the 10% common stock dividend paid on December 17, 2015 and its impact on the per share book value post stock dividend.  The original dilution was estimated at $1.56 per share.  First Guaranty's retained earnings have increased by $5.1 million since 12/31/2015 which is $0.67 per share.  The dilution calculation removes changes in AOCI that affect total GAAP book value.